Exhibit 10.10

TOPBUILD

Terms and Conditions of

Non-Qualified Stock Options Granted Under the

Amended and Restated TopBuild 2015 Long Term Stock Incentive Plan

These Terms and Conditions apply to a grant to you of a non-qualified stock option (the “Option” or “Grant”) by TopBuild Corp. (the “Company”).  The grant date, number of shares, exercise price, vesting dates and the expiration date of the Option (“Grant Information”) are set forth at your log-in page at the Company’s online stock administration portal, and are incorporated herein by reference.  By accepting the grant on the Company’s online stock administration portal, you agree to accept the Option, and you voluntarily agree to these Terms and Conditions and the provisions of the Amended and Restated 2015 Long Term Stock Incentive Plan (as adopted effective May 2, 2016 and amended February 18, 2019, the “Plan”), and acknowledge that:

•	You have read and understand all these Terms and Conditions, and are familiar with the provisions of the Plan.
•	You have received or have access to all of the documents referred to in these Terms and Conditions.
•

All of your rights to the Option are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, phantom stock or stock appreciation rights, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the grant of the Option (including the Grant Information) are set forth in these Terms and Conditions and in the Plan.  These Terms and Conditions together with the Grant Information constitute your option agreement (the “Agreement”).  Please read these documents and the related Participation Guide/Prospectus carefully.  Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan.   Copies of the Plan, the Participation Guide/Prospectus and information about the Company are available in the online stock administration portal.

The use of the words "employment" or "employed" shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an "Affiliate" (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

This Option, if accepted by you, grants you the right to purchase shares of Company Common Stock, $0.01 par value, at a price per share which shall not be less than 100% of the fair market value of a share of Company Common Stock on the date of grant.

When the Option is Exercisable and Termination

The Option is exercisable cumulatively in installments, provided that, subject to the last sentence of this paragraph, on each date of exercise you qualify under the provisions of the Plan to exercise such Option.  All installments of the Option must be exercised no later than ten years after the date of grant; all unexercised installments or portions thereof shall lapse and the right to purchase shares pursuant to this Option shall be of no further effect after such date.  Except as set forth below in connection with a Change in Control, if during the option exercise periods your employment is terminated for any reason, the Option shall terminate in accordance with Section 6(g) of the Plan, except as may otherwise be provided in the Company’s Executive Severance Plan (including the provisions of Section 3 of such plan providing for an extended exercise period in certain circumstances).

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all unexercised installments of the Option or portions thereof will be forfeited to the Company.  You acknowledge that such activity includes, but is not limited to, Business Activities (as defined below).

In addition you agree, in consideration for the grant of the Option and regardless of whether the Option becomes exercisable or is exercised, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as defined below) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.  “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time the Option is outstanding, or (y) the subsidiary employing or retaining you at any time while the Option is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided.  “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting the Option you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the exercise of any portion of the Option, net of all federal, state and other taxes payable on the amount of such income (and reduced by any amount already paid to the Company under the second preceding paragraph), but only to the extent such exercises occurred on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Option agreements, and decide all questions and settle all controversies and disputes relating thereto.  It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons.  In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other option agreements or restricted stock awards or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company.  It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction.  Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree.  The provisions of this paragraph:  (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon this Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and the Company or one of its subsidiaries, and (d) may not be modified without the consent of the Company.  Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Option grant does not imply any employment or consulting commitment by the Company.

You agree that the grant of the Option and acceptance of the Option does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee‑at‑will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time.  You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of grant unless you have already agreed in writing to a longer period.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes.  You also agree to promptly provide such information with respect to shares acquired pursuant to the Option, as may be requested by the Company or any of its subsidiaries or affiliated companies.

You agree that this Grant and certain Awards previously granted to you will be subject to the Company’s Clawback Policy.

You agree that in the event that either (1) the Company has a material restatement of its financial statements, other than as a result of changes to accounting rules and regulations or (2) your employment is terminated as a result of your having engaged in Covered Conduct (as defined below), the Committee shall have the discretion at any time (notwithstanding any expiration of the Plan or of the rights or obligations otherwise arising under an Award) to require you (whether or not you are then an employee, consultant or director of the Company or any of its affiliates) to return some or all of the Proceeds (as defined below) from Subject Awards (as defined below) and may require you to waive, forfeit and surrender to the Company your rights with respect to all or a portion of your Subject Awards which have not yet vested or become exercisable (or have not been exercised).   The preceding sentence sets forth the Company’s “Clawback Policy.”  For purposes of the Clawback Policy: (i) the term “Covered Conduct” shall mean conduct that constitutes “Cause” as such term is defined in the Company’s Executive Severance Plan (as amended February 18, 2019), whether or not you participate in the Executive Severance Plan; (ii) the term “Subject Awards” shall mean Awards granted under the Plan and incentive compensation awards granted under any other plan, program or agreement, in each case to the extent such awards are (1) granted following February 18, 2019 and (2) granted or became vested during the three year period preceding the restatement of financial statements or latest date on which you engaged in Covered Conduct (as applicable); and (iii) the term “Proceeds” shall mean Shares or cash received pursuant to the vesting or exercise of a Subject Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of vesting, exercise or disposition, as determined by the Company); Proceeds with respect to Options shall be determined net of the applicable exercise price.  You also acknowledge that the Clawback Policy shall be interpreted and administered by the Committee in its discretion.

You will be entitled to accelerated vesting of the Option and certain other Awards under certain circumstances in connection with a Change in Control.

With respect to this Grant and each other then-outstanding Award that you hold which is assumed or substituted for in connection with a Change in Control, in the event of a termination of your service with the Company or an Affiliate without Cause (as defined below) during the 12-month period immediately following such Change in Control, on the date of such termination (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to any such Award shall be deemed to be achieved at the actual level of performance at the time of the termination, or, if not determinable, at the applicable target level of performance.  With respect to this Grant and each other then-outstanding Award that you hold which is not assumed or substituted in connection with a Change in Control, immediately prior to the occurrence of the Change in Control, (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to Award shall be deemed to be achieved at the actual level of performance at the time of the Change in Control, or, if not determinable, at the applicable target level of performance.  For purposes of the preceding sentences, the Committee shall have the full and final authority to determine whether an Award shall be considered assumed or substituted for and, without limiting the foregoing, an Award which remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control but which confers the right to receive common stock of the acquiring entity may be considered assumed or substituted for hereunder.  Solely for purposes of the forgoing provisions governing treatment of Awards following a Change in Control, “Cause” shall mean (i) your willful and continued failure by (other than any such failure resulting from your incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of your position with the Company after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed such duties or responsibilities; (ii) your conviction by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by you in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

The Agreement shall be governed by and interpreted in accordance with Florida law.

The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.

Except as specified above with respect to the Clawback Policy and treatment in connection with a Change in Control (which terms and conditions you agree are effective for this Option and are retroactively effective for other Awards as set forth above), these Terms and Conditions are effective for grants made on and after February 18, 2019.

6